Exhibit 99.1
Enterprise Reports Results for Second Quarter 2023

Houston, Texas (Tuesday, August 1, 2023) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2023.

Enterprise reported net income attributable to common unitholders of $1.3 billion, or $0.57 per unit on a fully diluted basis, for the second quarter of 2023, compared to $1.4 billion, or $0.64 per unit on a fully diluted basis, for the second quarter of 2022.

Distributable Cash Flow (“DCF”) was $1.7 billion for the second quarter of 2023 compared to $2.0 billion for the second quarter of 2022.  Distributions declared with respect to the second quarter of 2023 increased 5.3 percent to $0.50 per common unit, or $2.00 per common unit annualized, compared to distributions declared for the second quarter of 2022.  DCF provided 1.6 times coverage of the distribution declared with respect to the second quarter of 2023.  Enterprise retained $639 million of DCF for the second quarter of 2023 and $3.3 billion for the twelve months ended June 30, 2023.

Adjusted cash flow provided by operating activities (“Adjusted CFFO”) was $1.9 billion for the second quarter of 2023, compared to $2.1 billion for the second quarter of 2022.  Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership unit buybacks, for the twelve months ended June 30, 2023, was 57 percent of Adjusted CFFO and 86 percent of Adjusted Free Cash Flow (“Adjusted FCF”).

Second Quarter 2023 Highlights
	Three Months Ended June 30,
($ in millions, except per unit amounts)	2023	2022
Operating income	$1,579	$1,764
Net income	$1,283	$1,440
Fully diluted earnings per common unit	$0.57	$0.64
Total gross operating margin (1)	$2,181	$2,362
Adjusted EBITDA (1)	$2,171	$2,418
Adjusted CFFO (1)	$1,866	$2,092
Adjusted FCF (1)	$1,073	$1,718
DCF (1)	$1,735	$2,018

(1)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, Adjusted FCF and DCF are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

•
Gross operating margin, operating income and net income attributable to common unitholders included non-cash, mark-to-market (“MTM”) losses on financial instruments used in our commodity hedging activities of $7 million and $52 million for the second quarters of 2023 and 2022, respectively.

•
Capital investments were $784 million in the second quarter of 2023, which included $683 million of growth capital expenditures and $101 million for sustaining capital expenditures.  Capital investments were $1.4 billion for the first six months of 2023, which included $1.2 billion of growth capital expenditures and $185 million for sustaining capital expenditures.

•
During the second quarter of 2023, Enterprise purchased 2.9 million of its common units on the open market for approximately $75 million.  For the first six months of 2023, the partnership purchased approximately 3.6 million common units on the open market for approximately $92 million.

Second Quarter 2023 Volume Highlights
	Three Months Ended June 30,
	2023	2022
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	7.1	6.6
Marine terminal volumes (million BPD)	1.9	1.7
Natural gas pipeline volumes (TBtus/d)	18.3	16.8
NGL fractionation volumes (million BPD)	1.4	1.3
Propylene plant production volumes (MBPD)	84	109
Fee-based natural gas processing volumes (Bcf/d)	5.7	5.1
Equity NGL-equivalent production volumes (MBPD)	173	195

As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day, and “TBtus/d” means trillion British thermal units per day.

“Enterprise had a successful second quarter and reported resilient financial results despite the impacts of lower prices for crude oil, natural gas, NGLs and petrochemicals as a result of uneven global economic and manufacturing activity due in part to higher interest rates,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner.  “During the quarter, we established several operational records, including natural gas pipeline volumes, NGL fractionation volumes and 11.9 million equivalent barrels per day of total pipeline volumes.  We completed construction and began operations on $2.5 billion of organic growth projects that will begin generating new sources of cash flow for the partnership.  We also increased the partnership’s cash distribution by 5.3 percent, to an annualized rate of $2.00 per common unit, compared to the payout a year ago.  We are grateful and proud of Enterprise’s history of consistently returning capital to our limited partners with 2023 representing 25 consecutive years of distribution growth.”

“We reported both total gross operating margin and Adjusted EBITDA of $2.2 billion for the second quarter of 2023 compared to $2.4 billion for the second quarter of last year.  While we earned higher revenues from increases in volumes across our NGL, natural gas and crude oil businesses, this was more than offset by the effects of lower natural gas processing margins due to a 48 percent decrease in NGL prices, lower revenues on our EFS Midstream System as a result of the expiration of minimum volume commitments at the end of June 2022, and lower sales margins and volumes in our propylene and octane enhancement businesses,” stated Teague.

“Since the beginning of the second quarter, we completed construction and placed into service four major projects:
•	a 400 MMcf/d expansion of the Haynesville Extension of the Acadian natural gas pipeline system,
•	our Poseidon cryogenic natural gas processing plant in the Midland Basin,
•	our 12th NGL fractionator in Chambers County, Texas, and
•	our second propane dehydrogenation plant (“PDH 2”) in Chambers County.

We have another $4.1 billion of major organic growth projects still under construction.  We are on schedule to complete our Mentone II natural gas processing plant in the Delaware Basin in the fourth quarter of this year and the first phase of our Texas Western products pipeline system at the end of 2023,” said Teague.

Review of Second Quarter 2023 Results

Enterprise reported total gross operating margin of $2.2 billion for the second quarter of 2023 compared to $2.4 billion for the second quarter of 2022.  Below is a review of each business segment’s performance for the second quarter of 2023.

NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.1 billion for the second quarter of 2023 compared to $1.3 billion for the second quarter of 2022.

Gross operating margin from Enterprise’s natural gas processing and related NGL marketing business was $310 million for the second quarter of 2023 compared to $587 million for the second quarter of 2022.  Lower NGL prices led to an aggregate decrease in average processing margins from all of the partnership’s processing plants.  The weighted-average indicative NGL price for the second quarter of 2023 decreased 48 percent to $0.55 per gallon this quarter from $1.06 per gallon for the second quarter of 2022.

Gross operating margin from NGL marketing activities decreased $102 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower sales volumes and average sales margins.

The partnership’s Midland Basin natural gas processing plants reported a net $88 million decrease in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower average processing margins and equity NGL production,  partially offset by a 190 MMcf/d increase in fee-based natural gas processing volumes.

Enterprise’s Delaware Basin processing plants reported a $29 million decrease in gross operating margin for the second quarter of 2023 compared to the same quarter in 2022, primarily due to lower average processing margins, including the impact of hedging activities.  Fee-based natural gas processing volumes increased 64 MMcf/d compared to the second quarter of 2022.

Gross operating margin from the partnership’s South Texas processing plants decreased $29 million for the second quarter of 2023 versus the same quarter in 2022, primarily due to lower average processing margins, including the impact of hedging activities.  Fee-based natural gas processing volumes increased 28 MMcf/d this quarter compared to the second quarter of 2022.

Enterprise’s Rocky Mountain natural gas processing plants reported a combined $20 million decrease in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower average processing margins, including the impact of hedging activities.  On a combined basis, fee-based natural gas processing volumes decreased 74 MMcf/d this quarter compared to the second quarter of 2022.

Total fee-based natural gas processing volumes were 5.7 Bcf/d in the second quarter of 2023 compared to 5.1 Bcf/d in the second quarter of 2022.  Equity NGL-equivalent production volumes were 173 MBPD this quarter compared to 195 MBPD for the second quarter last year.

Gross operating margin from the partnership’s NGL pipelines and storage business increased 11 percent to $598 million for the second quarter of 2023 compared to $539 million for the second quarter of 2022.  NGL pipeline transportation volumes increased to 3.9 million BPD this quarter compared to 3.7 million BPD for the same quarter last year.

The partnership’s storage business in Chambers County reported a $13 million increase in gross operating margin for the second quarter of 2023 versus the same quarter in 2022, primarily due to lower operating costs.

Gross operating margin from Enterprise Hydrocarbons Terminal (“EHT”) increased $12 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher average loading fees.  Liquefied Petroleum Gas (“LPG”) export volumes were 583 MBPD this quarter compared to 587 MBPD for the second quarter last year.  The partnership’s Morgan’s Point Ethane Export Terminal reported an $11 million increase in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to a 22 MBPD increase in export volumes and higher average loading fees.  The partnership’s associated Houston Ship Channel pipeline reported a $6 million increase in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher average transportation fees and a 59 MBPD increase in transportation volumes.  In total, the partnership’s NGL marine terminal volumes were 765 MBPD for the second quarter of 2023 compared to 747 MBPD for the second quarter of 2022.

Gross operating margin from Enterprise’s Eastern ethane pipelines, which include the ATEX and Aegis pipelines, increased a combined $4 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher average transportation fees.  Transportation volumes on these pipelines increased a combined 95 MBPD this quarter compared to the same quarter last year.

Enterprise’s NGL fractionation business reported gross operating margin of $202 million for the second quarter of 2023 compared to $201 million for the second quarter of 2022.  Total NGL fractionation volumes for the second quarter of 2023 increased 40 MBPD to a record 1.4 million BPD compared to the same quarter of 2022.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased to $422 million for the second quarter of 2023 from $407 million for the second quarter of 2022.  Gross operating margin for the second quarters of 2023 and 2022 included non-cash MTM losses related to commodity hedging activities of $7 million and $38 million, respectively.  Total crude oil pipeline transportation volumes increased 8 percent to 2.4 million BPD for the second quarter of 2023 compared to the second quarter of 2022.  Total crude oil marine terminal volumes were 814 MBPD for the second quarter of 2023 compared to 777 MBPD for the same quarter last year.

Gross operating margin from Enterprise’s Midland-to-ECHO Pipeline System, including related marketing activities, increased a net $59 million for the second quarter of 2023 compared to the same quarter in 2022, primarily due to higher transportation revenues and related margins from marketing activities, partially offset by higher operating costs.  Transportation volumes increased by 124 MBPD, net to our interest, compared to the second quarter of 2022.

Gross operating margin from the partnership’s other crude oil marketing activities increased $51 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher non-cash MTM earnings and higher average sales margins.

The partnership’s West Texas Pipeline System had a $42 million increase in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher ancillary service and other revenues.  Transportation volumes on the West Texas Pipeline System increased 17 MBPD this quarter compared to the second quarter of 2022.

Gross operating margin from Enterprise’s EFS Midstream System decreased $82 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower deficiency revenues as a result of the expiration of minimum volume commitments at the end of June 2022 associated with certain long-term gathering agreements entered into at the time Enterprise acquired this system and lower average transportation fees.  The EFS Midstream System continues to transport volumes produced from dedicated acreage through the remaining term of these agreements.

Gross operating margin from the South Texas Crude Oil Pipeline System decreased $30 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower ancillary service and other revenues, deficiency revenues and average transportation fees.  Transportation volumes on this system decreased 50 MBPD for the second quarter of 2023 compared to the same quarter in 2022.

Enterprise’s share of gross operating margin from the Seaway Pipeline decreased $24 million for the second quarter of 2023 compared to the same quarter in 2022, primarily due to lower ancillary service and other fee revenues.  Transportation volumes on the Seaway Pipeline increased 52 MBPD, net to our interest, this quarter compared to the second quarter of last year.

Natural Gas Pipelines & Services – Gross operating margin from Enterprise’s Natural Gas Pipelines & Services segment increased to $238 million for the second quarter of 2023 compared to $229 million for the second quarter of 2022.  Total natural gas transportation volumes increased 9 percent to a record 18.3 TBtus/d for the second quarter of 2023 compared to 16.8 TBtus/d for the second quarter of 2022.

Gross operating margin from Enterprise’s natural gas marketing business increased $11 million for the second quarter of 2023 compared to the same quarter last year, primarily due to higher average sales margins from location price differentials.

The East Texas Gathering System reported an $8 million increase in gross operating margin for the second quarter of 2023 versus the same quarter last year, primarily due to a 459 BBtus/d increase in gathering volumes.  The partnership’s Delaware Basin Gathering System reported a $6 million increase in gross operating margin for the second quarter of 2023 compared to the second quarter of 2022, primarily due to higher average gathering fees.  Gathering volumes on this system increased 67 BBtus/d for the second quarter of 2023 compared to the same quarter last year.

Gross operating margin from the partnership’s Acadian Gas System increased $4 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower maintenance and other operating costs.  Transportation volumes on this system increased 91 BBtus/d for the second quarter of 2023 compared to the second quarter of 2022.

Gross operating margin from Enterprise’s Texas Intrastate System increased a net $2 million for the second quarter of 2023 compared to the second quarter last year, primarily due to a 793 BBtus/d increase in transportation volumes and higher average transportation fees which more than offset lower ancillary and other revenues.

On a combined basis, gross operating margin from the partnership’s Jonah Gathering System, Piceance Basin Gathering System, and San Juan Gathering System in the Rocky Mountains decreased $22 million for the second quarter of 2023 compared to the second quarter of 2022, primarily due to lower average gathering fees on the San Juan Gathering System, a combined 126 BBtus/d decrease in gathering volumes, and higher maintenance and other operating costs.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $383 million for the second quarter of 2023 compared to $421 million for the second quarter of 2022.  Total segment pipeline volumes increased 11 percent to 837 MBPD for the second quarter of 2023 compared to 751 MBPD for the second quarter of 2022.  Marine terminal volumes were 283 MBPD this quarter compared to 225 MBPD for the same quarter of last year.

Gross operating margin from the partnership’s propylene production and related activities decreased $29 million for the second quarter of 2023 compared to the second quarter of 2022.  Enterprise’s Chambers County propylene production facilities reported a $34 million decrease in gross operating margin for the second quarter of 2023 versus the same quarter of 2022, primarily due to lower average propylene sales margins, lower feedstock supplies from refineries and a 25 MBPD decrease in propylene production volumes.  Three of the propylene fractionators were down a combined 57 days for planned maintenance during the second quarter of 2023.  Total propylene and associated by-product production volumes were 84 MBPD for the second quarter of 2023 compared to 109 MBPD in the same quarter last year.

Gross operating margin from the partnership’s octane enhancement business and related plant operations for the second quarter of 2023 decreased a net $52 million compared to the second quarter last year, primarily due to lower sales volumes and average sales margins, partially offset by lower utility and other operating costs.

Gross operating margin from Enterprise’s refined products pipelines and related activities increased a net $25 million for the second quarter of 2023 compared to the second quarter of 2022.  Contributing to the quarterly increase in gross operating margin were higher average sales margins from refined products marketing activities and higher storage and other fee revenues from the refined products terminals in Beaumont, Texas, partially offset by higher operating costs from our TE Products Pipeline System.  Refined product marine terminal volumes at Beaumont increased 68 MBPD for the second quarter of 2023 compared to the same quarter last year.

Enterprise’s butane isomerization and related operations reported an $8 million increase in gross operating margin for the second quarter of 2023 compared to the same quarter in 2022, primarily due to lower utility and other operating costs.

Capitalization

Total debt principal outstanding at June 30, 2023 was $28.9 billion, including $2.3 billion of junior subordinated notes, to which the debt rating agencies ascribe partial equity content.  At June 30, 2023, Enterprise had consolidated liquidity of approximately $4.0 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.

Capital Investments

Total capital investments in the second quarter of 2023 were $784 million, which includes $101 million of sustaining capital expenditures.  For the first six months of 2023, Enterprise’s capital investments totaled $1.4 billion, which includes $185 million of sustaining capital expenditures.

We continue to expect organic growth capital investments for 2023 will be in the range of $2.4 billion to $2.8 billion.  We expect sustaining capital expenditures for 2023 will be approximately $400 million.

Conference Call to Discuss Second Quarter 2023 Earnings

Today, Enterprise will host a conference call to discuss second quarter 2023 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems.  The partnership’s assets currently include more than 50,000 miles of pipelines; over 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, direct and indirect effects of the COVID-19 pandemic, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2023	2022	2023	2022	2023
Revenues	$10,651	$16,060	$23,095	$29,068	$52,213
Costs and expenses:
Operating costs and expenses	9,137	14,341	19,894	25,738	45,658
General and administrative costs	56	62	113	124	230
Total costs and expenses	9,193	14,403	20,007	25,862	45,888
Equity in income of unconsolidated affiliates	121	107	225	224	465
Operating income	1,579	1,764	3,313	3,430	6,790
Other income (expense):
Interest expense	(302)	(309)	(616)	(628)	(1,232)
Other, net	19	2	31	5	60
Total other expense, net	(283)	(307)	(585)	(623)	(1,172)
Income before income taxes	1,296	1,457	2,728	2,807	5,618
Provision for income taxes	(13)	(17)	(23)	(36)	(69)
Net income	1,283	1,440	2,705	2,771	5,549
Net income attributable to noncontrolling interests	(29)	(28)	(60)	(62)	(123)
Net income attributable to preferred units	(1)	(1)	(2)	(2)	(3)
Net income attributable to common unitholders	$1,253	$1,411	$2,643	$2,707	$5,423
Per common unit data (fully diluted):
Earnings per common unit	$0.57	$0.64	$1.20	$1.23	$2.47
Average common units outstanding (in millions)	2,196	2,201	2,195	2,200	2,196

Supplemental financial data:
Net cash flow provided by operating activities	$1,902	$2,119	$3,485	$4,264	$7,260
Cash flows used in investing activities	$765	$336	$1,402	$3,868	$2,488
Cash flows used in financing activities	$1,136	$1,839	$2,012	$2,964	$4,892
Total debt principal outstanding at end of period	$28,926	$29,061	$28,926	$29,061	$28,926

Non-GAAP Distributable Cash Flow (1)	$1,735	$2,018	$3,673	$3,855	$7,569
Non-GAAP Adjusted EBITDA (2)	$2,171	$2,418	$4,492	$4,675	$9,126
Non-GAAP Adjusted Cash flow from operations (3)	$1,866	$2,092	$3,888	$4,046	$7,935
Non-GAAP Free Cash Flow (4)	$1,109	$1,745	$2,017	$318	$4,628
Non-GAAP Adjusted Free Cash Flow (4)	$1,073	$1,718	$2,420	$100	$5,303
Gross operating margin by segment:
NGL Pipelines & Services	$1,110	$1,327	$2,322	$2,552	$4,912
Crude Oil Pipelines & Services	422	407	819	822	1,652
Natural Gas Pipelines & Services	238	229	552	449	1,145
Petrochemical & Refined Products Services	383	421	802	825	1,494
Total segment gross operating margin (5)	2,153	2,384	4,495	4,648	9,203
Net adjustment for shipper make-up rights (6)	28	(22)	21	(28)	2
Non-GAAP total gross operating margin (7)	$2,181	$2,362	$4,516	$4,620	$9,205

(1)	See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)	See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)	See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)	See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)
Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).

(6)
Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects.  These adjustments are included in managements’ evaluation of segment results.  However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

(7)	See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.	Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2023	2022	2023	2022	2023
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	3,910	3,683	3,944	3,626	3,865
NGL marine terminal volumes (MBPD)	765	747	794	696	772
NGL fractionation volumes (MBPD)	1,376	1,336	1,373	1,327	1,361
Equity NGL-equivalent production volumes (MBPD) (2)	173	195	169	189	171
Fee-based natural gas processing volumes (MMcf/d) (3,4)	5,677	5,133	5,609	5,025	5,466
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,366	2,197	2,332	2,197	2,290
Crude oil marine terminal volumes (MBPD)	814	777	829	786	810
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (5)	18,264	16,803	18,145	16,629	17,850
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	84	109	90	107	93
Butane isomerization volumes (MBPD)	120	115	109	103	112
Standalone DIB processing volumes (MBPD)	174	162	163	156	162
Octane enhancement and related plant sales volumes (MBPD) (6)	37	42	31	38	36
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	837	751	812	749	785
Refined products and petrochemicals marine terminal volumes (MBPD) (7)	283	225	303	217	246
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	7,113	6,631	7,088	6,572	6,940
Natural gas pipeline transportation volumes (BBtus/d)	18,264	16,803	18,145	16,629	17,850
Equivalent pipeline transportation volumes (MBPD) (8)	11,919	11,053	11,863	10,948	11,637
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,862	1,749	1,926	1,699	1,828

(1)
Operating rates are reported on a net basis, which take into account our ownership interests in certain joint ventures and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.

(2)
Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities.  The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.

(3)	Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)	Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)	“BBtus/d” means billion British thermal units per day.
(6)
Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Chambers County complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.

(7)	In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(8)
Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,
	$/MMBtu (1)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/gallon (2)	$/pound (3)	$/pound (3)
2022 by quarter:
First Quarter	$4.96	$0.40	$1.30	$1.59	$1.60	$2.21	$0.63	$0.39
Second Quarter	$7.17	$0.59	$1.24	$1.50	$1.68	$2.17	$0.61	$0.40
Third Quarter	$8.20	$0.55	$1.08	$1.19	$1.44	$1.72	$0.47	$0.28
Fourth Quarter	$6.26	$0.39	$0.79	$0.97	$1.03	$1.54	$0.32	$0.18
2022 Averages	$6.65	$0.48	$1.10	$1.31	$1.44	$1.91	$0.51	$0.31

2023 by quarter:
First Quarter	$3.44	$0.25	$0.82	$1.11	$1.16	$1.62	$0.50	$0.22
Second Quarter	$2.09	$0.21	$0.67	$0.78	$0.84	$1.44	$0.40	$0.21
2023 Averages	$2.77	$0.23	$0.75	$0.95	$1.00	$1.53	$0.45	$0.22

(1)	Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)
NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.

(3)
Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”), which is a division of S&P Global, Inc.  Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI	Midland	Houston	LLS
	Crude Oil,	Crude Oil,	Crude Oil	Crude Oil,
	$/barrel (1)	$/barrel (2)	$/barrel (2)	$/barrel (3)
2022 by quarter:
First Quarter	$94.29	$96.43	$96.77	$96.77
Second Quarter	$108.41	$109.66	$109.96	$110.17
Third Quarter	$91.56	$93.41	$93.77	$94.17
Fourth Quarter	$82.64	$83.97	$84.33	$85.50
2022 Averages	$94.23	$95.87	$96.21	$96.65

2023 by quarter:
First Quarter	$76.13	$77.50	$77.74	$79.00
Second Quarter	$73.78	$74.48	$74.68	$75.87
2023 Averages	$74.96	$75.99	$76.21	$77.44

(1)	West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)	Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
(3)	Light Louisiana Sweet (“LLS”) prices are based on commercial index prices as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.55 per gallon during the second quarter of 2023 versus $1.06 per gallon during the second quarter of 2022.  Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities.  The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$1,902	$2,119	$3,485	$4,264
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(765)	(336)	(1,402)	(3,868)
Cash contributions from noncontrolling interests	11	2	15	4
Cash distributions paid to noncontrolling interests	(39)	(40)	(81)	(82)
FCF (non-GAAP)	$1,109	$1,745	$2,017	$318
Net effect of changes in operating accounts, as applicable	(36)	(27)	403	(218)
Adjusted FCF (non-GAAP)	$1,073	$1,718	$2,420	$100

	For the Twelve Months Ended June 30,
	2023	2022
Net cash flow provided by operating activities (GAAP)	$7,260	$8,760
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Cash used in investing activities	(2,488)	(4,774)
Cash contributions from noncontrolling interests	18	58
Cash distributions paid to noncontrolling interests	(162)	(165)
FCF (non-GAAP)	$4,628	$3,879
Net effect of changes in operating accounts, as applicable	675	(1,185)
Adjusted FCF (non-GAAP)	$5,303	$2,694

FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines.  Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures.  We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions.  We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted Cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2023	2022	2023	2022	2023	2022
Adjusted Cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$1,902	$2,119	$3,485	$4,264	$7,260	$8,760
Adjustments to reconcile net cash flow provided by operating activities to Adjusted Cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(36)	(27)	403	(218)	675	(1,185)
Adjusted CFFO (non-GAAP)	$1,866	$2,092	$3,888	$4,046	$7,935	$7,575

Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts, as summarized from the Company’s Unaudited Condensed Consolidated Statements of Cash Flows. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022	2023
Distributable Cash Flow (“DCF”)
Net income attributable to common unitholders (GAAP)	$1,253	$1,411	$2,643	$2,707	$5,423
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses	576	566	1,143	1,117	2,271
Cash distributions received from unconsolidated affiliates	128	159	247	279	512
Equity in income of unconsolidated affiliates	(121)	(107)	(225)	(224)	(465)
Asset impairment charges	3	5	16	19	50
Change in fair market value of derivative instruments	7	52	10	94	(6)
Deferred income tax expense (benefit)	(11)	7	(8)	16	36
Sustaining capital expenditures (1)	(101)	(82)	(185)	(157)	(400)
Other, net	(3)	4	5	(10)	13
Operational DCF	1,731	2,015	3,646	3,841	7,434
Proceeds from asset sales and other matters	4	3	6	14	114
Monetization of interest rate derivative instruments accounted for as cash flow hedges	–	–	21	–	21
DCF (non-GAAP)	$1,735	$2,018	$3,673	$3,855	$7,569
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	36	27	(403)	218	(675)
Sustaining capital expenditures	101	82	185	157	400
Other, net	30	(8)	30	34	(34)
Net cash flow provided by operating activities (GAAP)	$1,902	$2,119	$3,485	$4,264	$7,260

(1)
Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022	2023
Net income (GAAP)	$1,283	$1,440	$2,705	$2,771	$5,549
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	558	543	1,104	1,070	2,190
Interest expense, including related amortization	302	309	616	628	1,232
Cash distributions received from unconsolidated affiliates	128	159	247	279	512
Equity in income of unconsolidated affiliates	(121)	(107)	(225)	(224)	(465)
Asset impairment charges	3	5	16	19	50
Provision for income taxes	13	17	23	36	69
Change in fair market value of commodity derivative instruments	7	52	10	94	(6)
Other, net	(2)	–	(4)	2	(5)
Adjusted EBITDA (non-GAAP)	2,171	2,418	4,492	4,675	9,126
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(302)	(309)	(616)	(628)	(1,232)
Deferred income tax expense (benefit)	(11)	7	(8)	16	36
Provision for income taxes	(13)	(17)	(23)	(36)	(69)
Net effect of changes in operating accounts, as applicable	36	27	(403)	218	(675)
Other, net	21	(7)	43	19	74
Net cash flow provided by operating activities (GAAP)	$1,902	$2,119	$3,485	$4,264	$7,260

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022	2023
Total gross operating margin (non-GAAP)	$2,181	$2,362	$4,516	$4,620	$9,205
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(545)	(531)	(1,078)	(1,045)	(2,140)
Asset impairment charges in operating costs and expenses	(3)	(5)	(16)	(19)	(50)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	2	–	4	(2)	5
General and administrative costs	(56)	(62)	(113)	(124)	(230)
Total operating income (GAAP)	$1,579	$1,764	$3,313	$3,430	$6,790

(1)	Excludes amortization of major maintenance costs for reaction-based plants, which are a component of gross operating margin.

We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
					For the Twelve Months Ended June 30,
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022	2023
Capital investments:
Capital expenditures	$780	$382	$1,433	$731	$2,666
Cash used for business combinations, net of cash received	–	–	–	3,204
Investments in unconsolidated affiliates	–	–	–	–	1
Other investing activities	4	1	5	2	8
Total capital investments	$784	$383	$1,438	$3,937	$2,675

The following table summarizes the non-cash mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2023	2022	2023	2022	2023
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(5)	$(11)	$(19)	$(30)	$(41)
Crude Oil Pipelines & Services	(7)	(38)	6	(69)	45
Natural Gas Pipelines & Services	4	1	2	(1)	–
Petrochemical & Refined Products Services	1	(4)	1	6	2
Total mark-to-market impact on gross operating margin	$(7)	$(52)	$(10)	$(94)	$6